EXHIBIT 99.1

March 29, 2019

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2018 RESULTS

Company Reports Net Income of $507,000 in 2018 Compared to

Net Income of $704,000 in Prior Year

Cranford, New Jersey — March 29, 2019 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the fiscal year ended December 29, 2018 today.

The Company reported net income of $507,000 ($0.10 per share) on net sales of $13,066,000 for the fiscal year ended December 29, 2018 compared to net income of $704,000 ($0.14 per share) on net sales of $14,107,000 for the fiscal year ended December 30, 2017.

Sales of vegan cheese products decreased to $10,811,000 in fiscal 2018 from $11,237,000 in fiscal 2017 and sales of our frozen dessert and frozen food product lines decreased to $2,255,000 in fiscal 2018 from $2,870,000 in fiscal 2017. Our frozen dessert business continues to be negatively impacted by the overall sluggish sales in the ice cream category, as well as from the unavailability of some items due to a switchover from one co-packer to another.

The Company’s gross profit for the year ended December 29, 2018 decreased by $636,000 to $4,104,000, and its gross profit percentage decreased to 31% from 34% for the year ended December 30, 2017. Gross profit and gross profit percentage were negatively impacted by the down time resulting from the initial start-up costs incurred in connection with re-starting the production of Tofutti Cuties and Yours Truly Cones with a new co-packer.

As of December 29, 2018, the Company had approximately $558,000 in cash and cash equivalents and working capital of $3,896,000 compared with $1,414,000 in cash and cash equivalents and working capital of $3,721,000 at December 30, 2017.

“Despite a number of events that impacted the sales of our Better Than Cream Cheese, Sour Supreme and frozen dessert products, we were able to report net income of $507,000 in fiscal 2018. We believe that these issues are substantially behind us. We plan to introduce our new Dippity Do Dah Cheese Dips and reintroduce our Tofutti MarryMe Bars, Chocolate Fudge Treats, and Totally Fudge Pops in the second quarter of 2019 in time for the summer season and look forward to a better 2019,” concluded David Mintz, the Chairman and Chief Executive Officer of Tofutti Brands.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Statements of Income

(in thousands, except per share figures)

	Fiscal year ended December 29, 2018*	Fiscal year ended December 30, 2017*

Net sales	$13,066	$14,107
Cost of sales	8,962	9,367
Gross profit	4,104	4,740
Operating expenses	3,732	3,990
Income from operations	372	750
Interest expense- related party	25	25
Interest expense-other	—	1
Income before provision for income tax	347	724
Income tax (benefit) expense	(160)	20
Net income	$507	$704
Weighted average common shares outstanding: Basic and diluted	5,154	5,154
Net income per common share: Basic and diluted	$0.10	$0.14

*	Derived from audited financial information.

TOFUTTI BRANDS INC.

Balance Sheets

(in thousands, except per share figures)

	December 29, 2018*	December 30, 2017*
Assets
Current assets:
Cash and cash equivalents	$558	$1,414
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $491 and $386, respectively	2,128	1,770
Inventories, net	1,714	1,483
Prepaid expenses and other current assets	82	72
Deferred costs	54	86
Total current assets	4,536	4,825

Deferred tax assets	217	—
Fixed assets (net of accumulated depreciation of $0 and $19, respectively)	121	10

Other assets	16	16
	$4,890	$4,851

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable-current	$—	$6
Accounts payable	368	468
Accrued expenses	272	536
Deferred revenue	—	94
Total current liabilities	640	1,104

Convertible note payable-long term-related party	500	500
Note payable-long term	—	4
Total liabilities	1,140	1,608

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at December 29, 2018 and December 30, 2017	52	52
Additional paid-in capital	207	207
Retained earnings	3,491	2,984
Total stockholders’ equity	3,750	3,243
Total liabilities and stockholders’ equity	$4,890	$4,851

*	Derived from audited financial information.